Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in Registration Statement No. 333-83618 on Form S-3D Highlands Bankshares, Inc. of our report dated March 14, 2012 related to the consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2011. Such report is included in the Highlands Bankshares, Inc. and Subsidiary 2011 Annual Report to Stockholders, which is filed as exhibit 13.1 to Form 10-K for the year ended December 31, 2011.

                              CERTIFIED PUBLIC ACCOUNTANTS

Christiansburg, Virginia
March 30, 2012